UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 18, 2011
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27038 (Commission File Number)	94-3156479 (IRS Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On October 18, 2011, Nuance Communications, Inc. (“Nuance”) entered into a purchase agreement (the “Purchase Agreement”) by and between Nuance and Morgan Stanley & Co. LLC, as representative of the several initial purchasers named therein (the “Initial Purchasers”), to offer and sell $600 million aggregate principal amount of its 2.75% Convertible Debentures due 2031 (the “Debentures”), plus up to an additional $90 million aggregate principal amount of such Debentures at the option of the Initial Purchasers to cover over-allotments, if any, in a private placement to the Initial Purchasers for resale to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 144A under the Act. On October 19, 2011, the Initial Purchasers exercised their over-allotment option in full.
The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement. A copy of the Purchase Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.
On October 24, 2011, Nuance closed the sale of $690 million aggregate principal amount of the Debentures, including the exercise of the Initial Purchasers’ over-allotment option in full. In connection with the closing, on October 24, 2011, Nuance entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), governing the Debentures and issued global debentures (the “Global Debentures”) in the aggregate principal amount of $690 million in the name of Cede & Co. as nominee for The Depository Trust Company. The following description of the Indenture and the Global Debentures is a summary only and is qualified in its entirety by reference to the full text of the Indenture and the Global Debentures. A copy of the Indenture, including the form of Global Debenture, is attached as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated by reference herein.
The material terms and conditions of the Indenture and the Debentures governed thereby are as follows:
Maturity. November 1, 2031.
Interest. The Debentures bear interest at a rate of 2.75% per year. Interest is payable in cash semiannually in arrears on May 1 and November 1 of each year, beginning on May 1, 2012.
Conversion Rights. The Debentures are convertible at a holder’s option at an initial conversion rate of 30.9610 shares of common stock per $1,000 principal amount of Debentures (equivalent to a conversion price of approximately $32.30 per share), subject to adjustment. Holders may convert their Debentures at their option at any time prior to the business day immediately preceding the maturity date only under the following circumstances: (1) prior to May 1, 2031, on any date during any fiscal quarter beginning after December 31, 2011 (and only during such fiscal quarter), if the closing sale price of a share of common stock was more than 130% of the then current conversion price for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter; (2) at any time on or after May 1, 2031; (3) with respect to any Debentures called for redemption, until the close of business on the business day immediately prior to the redemption date; (4) if Nuance distributes to all or substantially all holders of its common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of common stock at a price less than the average closing sale price of our common stock for the ten trading days preceding the declaration date for such distribution; (5) if Nuance distributes to all or substantially all holders of its common stock, cash or other assets, debt securities or rights to purchase securities, which distribution has a per share value exceeding 10% of the closing sale price of common stock on the trading day preceding the declaration date for such distribution; (6) if Nuance is party to a specified business combination that does not constitute a fundamental change; (7) during a specified period if a fundamental change occurs; or (8) during the five consecutive business-day period immediately following any five consecutive trading-day period in which the trading price for $1,000 principal amount of the Debentures for each day during such five trading-day period was less than 98% of the closing sale price of our common stock period multiplied by the then current conversion rate.
Purchase at Option of Holders Upon a Fundamental Change. If a fundamental change (as defined in the Indenture) occurs prior to maturity, holders of the Debentures may require Nuance to purchase all or a portion of their

Debentures in cash at a purchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including additional interest), if any, to, but excluding, the repurchase date.
Optional Redemption by Nuance. Nuance may redeem some or all of the Debentures on or after November 6, 2017, for cash at a redemption price equal to 100% of the principal amount of Debentures redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.
Optional Repurchase by Holders. Holders may require Nuance to repurchase all or a portion of their Debentures on November 1, 2017, November 1, 2021 and November 1, 2026 at a cash repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date.
Ranking. The Debentures are Nuance’s general senior unsecured obligations, ranking equally in right of payment to all of Nuance’s existing and future unsecured, unsubordinated indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the Debentures. The Debentures are effectively subordinated to Nuance’s secured indebtedness to the extent of the value of the collateral securing such indebtedness and are structurally subordinated to indebtedness and other liabilities of Nuance’s subsidiaries.
Events of Default. The following constitute events of default under the Indenture that could, subject to certain conditions, cause the principal amount of the Debentures plus accrued and unpaid interest (including additional interest), if any, to become due and payable: (1) a default by Nuance in the payment when due of any principal on any of the Debentures at maturity, or upon repurchase or redemption; (2) a default by Nuance in the payment of any interest when due on any of the Debentures, which default continues for 30 days; (3) a failure by Nuance to deliver cash and, if applicable, shares of common stock upon conversion of a Debenture, which continues for five business days following the scheduled settlement date for such conversion; (4) a default by Nuance in its obligation to provide notice of the occurrence of a fundamental change as required by the Indenture; (5) a failure by Nuance to perform or observe any other term, covenant or agreement contained in the Debentures or the Indenture, and such default continues for 60 days after receipt of notice of such default; (6) a default by Nuance or any of its significant subsidiaries under any indebtedness for borrowed money that results in the acceleration of indebtedness, or the failure to pay any such indebtedness at maturity, in each case in an aggregate amount in excess of $50 million, and such indebtedness is not discharged and acceleration is not rescinded, stayed or annulled within 30 days after receipt of notice of such default; (7) a final judgment for the payment of $50 million or more (excluding any amounts covered by insurance or subject to a binding indemnity from a financially responsible third party with resources sufficient to pay such indemnity obligation when due) is rendered against Nuance or any of its significant subsidiaries, and such judgment is not discharged or stayed within 90 days; or (8) certain events of bankruptcy, insolvency or reorganization of Nuance or any significant subsidiary.
Nuance received approximately $676.0 million in net proceeds from the offering, after deducting the Initial Purchasers’ discount and commissions and estimated offering expenses. Nuance intends to use a portion of the net proceeds to repurchase shares of its common stock pursuant to a Board authorized $200.0 million stock repurchase program, including purchases in negotiated transactions with institutional investors in the offering through one of the initial purchasers, as Nuance’s agent, subject to availability, and in other privately negotiated or market transactions following the offering. Nuance plans to use the balance of the proceeds for potential acquisitions and other strategic transactions, and general corporate purposes, including working capital and capital expenditures.
On October 24, 2011, Nuance repurchased the entire $200.0 million of shares of its common stock pursuant to the Board authorized stock repurchase program.
The Debentures and shares of common stock issuable upon conversion of the Debentures have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. This Current Report on Form 8-K is not an offer to sell the Debentures nor is it soliciting an offer to buy the Debentures.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.
The information contained in Item 1.01 hereof is incorporated by reference into this Item 3.02.
To the extent that any shares of common stock are issued upon conversion of the Debentures, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Debentures and any resulting issuance of shares of common stock.
Item 8.01 Other Events.
On October 18, 2011, Nuance issued a press release with respect to the pricing of its offer and sale of $600.0 million aggregate principal amount of 2.75% Senior Convertible Debentures due 2031, plus an additional aggregate principal amount of up to $90.0 million at the option of the Initial Purchasers. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits

4.1	Indenture, dated as of October 24, 2011, by and between Nuance Communications, Inc. and U.S. Bank National Association.

10.1	Purchase Agreement, dated as of October 18, 2011, by and between Nuance Communications, Inc. and Morgan Stanley & Co. LLC, as representative of the initial purchasers named therein.

99.1	Press Release, dated October 18, 2011, by Nuance Communications, Inc. announcing the pricing of its 2.75% Senior Convertible Debentures due 2031.*

*	This exhibit is “furnished” as part of this Current Report on Form 8-K and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section and may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 if, and to the extent, such subsequent filing specifically references this exhibit.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.
Date: October 24, 2011	By:	/s/ Thomas L. Beaudoin
		Name:	Thomas L. Beaudoin
		Title:	Executive Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of October 24, 2011, by and between Nuance Communications, Inc. and U.S. Bank National Association.

10.1	Purchase Agreement, dated as of October 18, 2011, by and between Nuance Communications, Inc. and Morgan Stanley & Co. LLC, as representative of the initial purchasers named therein.

99.1	Press Release, dated October 18, 2011, by Nuance Communications, Inc. announcing the pricing of its 2.75% Senior Convertible Debentures due 2031. *

*	This exhibit is “furnished” as part of this Current Report on Form 8-K and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section and may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 if, and to the extent, such subsequent filing specifically references this exhibit.